Exhibit 99.1
Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS FIRST QUARTER 2016 NET INCOME UP 17.6% OVER PRIOR YEAR

●	Q1 2016 Net Income of $16.4 Million Up 17.6% Over Q1 2015
●	Q1 2016 Fully Diluted Earnings Per Share of $0.57 Up 16.3% Over Q1 2015
●	Q1 2016 Return on Assets of 0.85%; Return on Common Equity of 12.8%
●	Q1 2016 Tangible Book Value Per Share Increased 12.6% Over Q1 2015
●	Strong Loan and Deposit Growth Continues
●	Exceptional Asset Quality With NPLs Only 0.20% of Total Loans
●	Strong Reserves for Loan Losses With Total Reserves 242% of NPLs
●	BankMobile Division Continues to Show Strong Growth; Anticipating Combination With Higher One Disbursement Business in Second Quarter of 2016

Wyomissing, PA – April 14, 2016 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers"), reported net income to common shareholders of $16.4 million for the first quarter of 2016 ("Q1 2016") compared to net income to common shareholders of $14.0 million for the first quarter of 2015 ("Q1 2015"), an increase of $2.5 million, or 17.6%. Fully diluted earnings per share for Q1 2016 was $0.57 compared to $0.49 fully diluted earnings per share for Q1 2015, an increase of $0.08 per share, or 16.3%.  Average fully diluted shares for Q1 2016 were 28.8 million compared to average fully diluted shares of 28.3 million for Q1 2015.

"Customers is very pleased to report a strong first quarter. The first quarter of 2016 was a difficult quarter for the banking industry with share prices decreasing by more than 10% for many publicly-traded banks, and a general expectation by investors of lower profits and increasing non-performing loans for the industry," stated Jay Sidhu, Chairman and CEO of Customers.  "In contrast," Mr. Sidhu continued, "Customers has selected lower credit risk business segments to which it lends and has maintained strong underwriting standards to build a loan portfolio that we believe has significantly stronger credit quality than the banking industry as a whole with non-performing loans as a percentage of total loans well below our peer group and industry average.  Our first quarter of 2016 results of $0.57 earnings per share with non-performing loans of only 0.20% of total loans reflects both our conservative lending practices and continued focus on positive operating leverage and risk management.  Customers is off to a strong start to 2016 and continues to expect full year operating earnings of $2.40 to $2.50 per share from our core banking operations with total assets remaining below $10 billion."

Other financial highlights for Q1 2016 compared to Q1 2015 include:
•	Q1 2016 net interest income of $57.6 million increased $11.3 million, or 24.4%, from net interest income for Q1 2015 as average loan and security balances increased $1.7 billion, offset in part by a 2 basis point decrease in net interest margin to 2.88%.
◦	Multi-family average loan balances increased $855 million, commercial loan average balances increased $428 million and mortgage banking average balances increased $275 million.
◦	Net interest margin declined 2 basis points as the increased yields on the mortgage warehouse portfolio were offset by lower yields on the commercial loan portfolio and higher rates on short term borrowings used to fund the mortgage warehouse portfolio.

•	Customers reported a $2.0 million provision for loan losses in Q1 2016 compared to a $3.0 million provision for loan losses in Q1 2015. The Q1 2016 provision for loan losses included provisions for loan growth net of qualitative considerations of $0.8 million and impairment measured on specific loans of $1.4 million, offset in part by increased estimated cash flows expected to be collected on purchased credit-impaired loans of $0.3 million.

•	Q1 2016 non-interest income of $5.5 million decreased $0.2 million from Q1 2015 as a result of higher gains on sales of loans realized in Q1 2015. There were no sales of multi-family loans in Q1 2016.

•	Non-interest expenses in Q1 2016 of $33.9 million increased $6.4 million, or 23.4%, from non-interest expenses in Q1 2015. The increases in salary and benefits, regulatory assessments and fees, professional services, technology, and occupancy expenses resulted largely from the increases in resources and services necessary to support a $9.0 billion bank. The $6.4 million increase in non-interest expense compares with an $11.3 million increase in net interest income, creating positive operating leverage.

•	Customers achieved a return on average assets of 0.85% in Q1 2016 compared to 0.84% in Q1 2015, and achieved a return on average common equity of 12.85% in Q1 2016 compared to 12.48% in Q1 2015.

•	Total loans, including commercial loans held for sale, increased $1.8 billion, or 29.2%, to $7.9 billion as of March 31, 2016 compared to total loans as of March 31, 2015 of $6.1 billion. Multi-family loan balances increased $1.1 billion to $3.2 billion, commercial loans excluding lines of credit to mortgage companies increased $0.3 billion to $1.1 billion, commercial lines of credit to mortgage banking companies increased $0.3 billion to $1.9 billion, and non-owner occupied real estate loan balances increased $0.1 billion to $1.1 billion.

•	Total deposits increased $1.6 billion, or 32.4%, to $6.5 billion as of March 31, 2016 compared to total deposits of $4.9 billion as of March 31, 2015. Non-interest bearing demand deposits grew $108.8 million to $779.6 million, a 16.2% increase. Money market account balances were up $928 million to $3.2 billion as of March 31, 2016 compared to March 31, 2015, a 41.7% increase, and certificates of deposit accounts increased $536 million to $2.4 billion as of March 31, 2016, a 29.3% increase. The increase in deposits, combined with increases in borrowings and capital, provides the funding necessary for growing the loan portfolio, while helping Customers manage interest rate risk.

•	The Q1 2016 efficiency ratio was 53.74% compared to a 52.75% Q1 2015 efficiency ratio. Q1 2016 operating expenses includes BankMobile and Higher One disbursement business acquisition related net expenses of $1.9 million. Customers would have achieved an efficiency ratio from core banking operations of 50.7% excluding the BankMobile and Higher One disbursement acquisition related expenses.

•	Pre-tax and pre-provision return on average assets reached 1.40% in Q1 2016 compared to 1.47% in Q1 2015. Pre-tax and pre-provision return on average common equity was 21.87% in Q1 2016 compared to 22.01% in Q1 2015. The small decline in pre-tax and pre-provision profitability in 2016 compared to 2015 reflects the increased costs related to the BankMobile operations and planned Higher One disbursement business acquisition.

•	Capital levels continue to exceed the "well-capitalized" threshold established by regulation at the bank and exceed the applicable Basel III regulatory thresholds for the holding company and the bank.

•	Customers issued $25 million of non-cumulative perpetual preferred stock paying a 6.5% dividend on January 29, 2016. The proceeds from the capital raise were used to support Customers' balance sheet growth and other general corporate purposes.

•	Total Tier1 equity increased $142.9 million from March 31, 2015 to March 31, 2016, an increase in capital of 31.42% over the year.

•	The tangible book value per common share continued to increase, reaching $19.08 at March 31, 2016, compared to $16.94 at March 31, 2015, an increase of 12.6% year-over-year.

Q1 2016 compared to Q4 2015:
Customers' Q1 2016 net income to common shareholders of $16.4 million decreased $0.4 million, or 2.2%, from net income to common shareholders of $16.8 million for the fourth quarter of 2015 ("Q4 2015").  The $0.4 million decrease in Q1 2016 compared to Q4 2015 net income to common shareholders resulted primarily from increases in net interest income of $4.2 million to $57.6 million, and a decrease in provisions for loan losses of $4.2 million  to $2.0 million being more than offset by a $3.9 million decline in non-interest income to $5.5 million, increased operating expenses of $2.4 million to $33.9 million, and a $2.1 million increase in income tax expense to $9.5 million.  Discussing these changes further:

•	The $4.2 million increase in net interest income in Q1 2016 resulted from a combination of a $0.6 billion higher average loan balance in Q1 2016 as a result of loan growth, and a 5 basis point increase in net interest margin in Q1 2016 compared to Q4 2015.

•	The $4.2 million decrease in provision for loan losses in Q1 2016 resulted primarily from the $3.0 million Q4 2015 provision for losses resulting from the fraud identified in July of 2015. As of December 31, 2015 the entire balance of the fraudulent loan had been charged-off while Customers continues its efforts to recover the funds.

•	The $3.9 million decline in non-interest income in Q1 2016 resulted principally from Q4 2015 receipt of a $2.4 million benefit received on a bank-owned life insurance policy and a $0.9 million swap premium fee.

•	The increase in operating expenses of $2.4 million in Q1 2016 compared to Q4 2015 resulted largely from operating expenses related to headcount increases and general growth of our business. In addition, Customers accrued approximately $1.2 million related to legal matters.

Other financial highlights for Q1 2016 compared to Q4 2015 include:

•	Net interest margin in Q1 2016 of 2.88% increased approximately 5 basis points compared to the net interest margin for Q4 2015 of 2.83%. The net interest margin increase resulted from an increase in 8 basis points in yield on earning assets, largely due to higher yields on the mortgage warehouse portfolio due to the increase in short term rates during December 2015, offset by an increase in average borrowing costs of 3 basis points.

•	Customers did not sell any multi-family loans during Q1 2016. Multi-family loan sales of approximately $45.4 million, with a gain of $0.5 million, were closed in Q4 2015.

The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2016 and the preceding four quarters, respectively:
CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q1	Q4	Q3	Q2	Q1
	2016	2015	2015	2015	2015

Net income available to common shareholders	$16,413	$16,780	$14,309	$11,049	$13,952
Basic earnings per common share ("EPS")	$0.61	$0.62	$0.53	$0.41	$0.52
Diluted EPS	$0.57	$0.58	$0.50	$0.39	$0.49
Average common shares outstanding - basic	26,945,062	26,886,694	26,872,787	26,839,799	26,777,389
Average common shares outstanding - diluted	28,783,101	28,912,644	28,741,129	28,680,664	28,337,803
Shares outstanding period end	27,037,005	26,901,801	26,882,383	26,871,745	26,824,039

Return on average assets	0.85%	0.91%	0.82%	0.65%	0.84%
Return on average common equity	12.85%	13.46%	11.83%	9.44%	12.48%
Return on average assets - pre-tax and pre-provision (1)	1.40%	1.60%	1.39%	1.54%	1.47%
Return on average common equity - pre-tax and pre-provision (2)	21.87%	24.35%	20.53%	22.87%	22.01%
Net interest margin, tax equivalent	2.88%	2.83%	2.79%	2.73%	2.90%
Efficiency ratio	53.74%	50.11%	54.00%	48.40%	52.75%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.20%	0.15%	0.27%	0.16%	0.19%
Reserves to non-performing loans	242.10%	341.71%	197.01%	369.90%	293.61%
Net charge-offs (recoveries)	$(455)	$4,322	$5,657	$999	$1,001

Tier 1 equity to average tangible assets	7.15%	7.16%	7.27%	7.36%	6.72%
Tangible common equity to average tangible assets (3)	6.17%	6.37%	6.49%	6.54%	6.71%
Tangible book value per common share (period end) (4)	$19.08	$18.39	$17.81	$17.28	$16.94
Period end stock price	$23.63	$27.22	$25.70	$26.89	$24.36
(1) Calculated as net income available to common shareholders, plus provision for loan loss and income tax expense divided by average total assets.
(2) Calculated as net income available to common shareholders, plus provision for loan loss and income tax expense divided by average common equity.
(3) Calculated as total equity less preferred stock and goodwill and other intangibles divided by total average assets less average goodwill and other intangibles.
(4) Calculated as total equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Capital
Customers recognizes the importance of not only being well capitalized in the current environment but to have adequate capital buffers to absorb any unexpected shocks.  "Our tangible capital ratios came under pressure at March 31 this quarter due to a surge in the usage of lines of credit to mortgage companies (mortgage warehouse) on March 31 by about $300 million. We will control our asset growth over the next 18 months to two years by staying below $10 billion in assets. Over this time, we expect to demonstrate our business model's ability to gain new student demand deposit accounts and become the bank of choice for graduating students.  Limiting our growth and possible future gains from our strategic alternatives for BankMobile should be significantly accretive to our capital ratios," stated Mr. Sidhu.
BankMobile
The growth of customer accounts and customer engagement continued at BankMobile. As previously announced, BankMobile now has more than 100,000 checking account customers, and will have approximately 2.1 million customers at the end of the second quarter of 2016, principally millennials, after completing our acquisition of Higher One's disbursement business. "We are very focused on continuing to build out BankMobile's technology software platform, integrating the Higher One disbursement business with the BankMobile business, developing and beginning to execute plans to continue to attract about 500,000 or more new millennial customers to its customer base each year and improve their engagement as a banking customer so they stay a BankMobile customer at graduation. This is a huge opportunity for us, marking an inflection point in BankMobile's development. We are committed to making BankMobile the primary bank for all our student customers and moving with them as they evolve to young professionals," stated Mr. Sidhu. "On April 4, the Higher One shareholders approved the sale to Customers and once the acquisition has been completed, our software and disbursement business to over 750 colleges and universities across America is expected to be a growth business. We have plans to increase our market share in providing software solutions to up to 1,000 campuses in the U.S. within three years," Mr. Sidhu continued.
Providing High Net Worth Families Loans for Their Multi-Family Holdings
Multi-family lending generally to high net worth families in New York City has been a growth business for Customers. Customers believes its portfolio is of strong credit quality and will perform well even under a stressed scenario. Here are some unique characteristics of Customers' multi-family loan portfolio:
•	Principally concentrated in New York City and principally to high net worth families;
•	Average loan size is between $4 million - $6 million;
•	Annual debt service coverage ratio is 138%;
•	Median loan-to-value is 70%;
•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in interest rates;
•	All properties are inspected prior to a loan being granted and monitored thereafter on an annual basis by dedicated portfolio managers;

•	Customers to date has never experienced more than a 30 day delinquency on any of the multi-family loans that it has originated; and
•	Credit approval process is independent of customer sales and portfolio management process.
Asset Quality and Interest Rate Risk
Risk management is a critical component of how Customers creates long-term shareholder value. Two of the most important risks of banking to be understood and managed in an uncertain economy are asset quality and interest rate risk.
Asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers adopted prudent underwriting standards in 2009 and has not compromised those standards in the last six years," stated Mr. Sidhu. "Customers' non-performing loans at March 31, 2016 were only 0.20% of total loans, compared to our peer group non-performing loans of approximately 1.05% of total loans, and industry average non-performing loans of about 2.00% of total loans. Our expectation is superior asset quality performance in good times and in difficult years. We have no direct exposure to oil and gas or business investments in fracking," said Mr. Sidhu.
Interest rate risk is another critical element for banks to manage. An unexpected shift in interest rates can have a devastating effect on a bank's profitability for multiple years. Banks can position their assets and liabilities to speculate on future interest rate changes with the hope of gaining earnings by guessing the next movement in interest rates. "Customers' objective is to manage the estimated effect of future interest rate changes, up or down, to a neutral effect on net interest income, so not speculating on whether interest rates go up or down or the yield curve shifts," said Mr. Sidhu. "This allows our team members to focus on generating earnings from the business of banking, aggregating deposits and making loans to customers in the communities we serve," concluded Mr. Sidhu.
Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families, selected commercial real estate loans, and commercial loans and banking services to privately held mortgage companies. Commercial and industrial loans, including owner-occupied commercial real estate loans, and non-owner-occupied commercial real estate loans, were approximately $1.1 billion each at March 31, 2016. Multi-family loans or loans to high net worth families and mortgage warehouse loans, also considered commercial loans, were approximately $3.2 billion and $2.0 billion, respectively, at March 31, 2016. Consumer and residential mortgage loans make up only about 5% of the loan portfolio.

Conference Call
Date:	Thursday, April 14, 2016
Time:	5:00 PM ET
US Dial-in:	(888) 554-1419
International Dial-in:	(719) 457-2650
Participant Code:	426555

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on the Company's website at http://customersbank.com/investor relations.php prior to the call.  A playback of the call will be available beginning April 14, 2016 at 8:00 pm ET until 8:00 pm on May 14, 2016. To listen, call within the United States (888) 203-1112 or  (719) 457-0820 when calling internationally. Please use the replay pin number 1026264.
Investor Day
Customers plans to host an investor day event on June 3, 2016 in New York to discuss Customers Bancorp, Inc.'s performance and plans for the next few years and the strategic alternatives for BankMobile.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related business through its bank subsidiary, Customers Bank.  Customers Bank is a community-based, full-service bank with assets of approximately $9.0 billion that was named one of Forbes magazine's 2016 100 Best Banks in America (there are over 6,200 banks in the United States).  A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts, and New Jersey.  Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers' homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.  BankMobile is a division of Customers Bank, offering state of the art high tech digital banking services with high level of personal customer service.
Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI.  Additional information about Customers Bancorp, Inc. can be found on the Company's website, www.customersbank.com.

"Safe Harbor" Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the previously disclosed proposed acquisition of the disbursements business of Higher One and Customer Bancorp's previously announced plans to combine its BankMobile business with the acquired business also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements.  Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31,  2015.  Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q1
	2016	2015	2015
Interest income:
Loans receivable, including fees	$54,472	$50,095	$43,093
Loans held for sale	14,106	13,125	10,900
Investment securities	3,709	3,506	2,363
Other	1,111	987	2,362
Total interest income	73,398	67,713	58,718

Interest expense:
Deposits	10,212	9,289	7,526
Other borrowings	1,606	1,573	1,488
FHLB advances	2,268	1,698	1,689
Subordinated debt	1,685	1,685	1,685
Total interest expense	15,771	14,245	12,388
Net interest income	57,627	53,468	46,330
Provision for loan losses	1,980	6,173	2,964
Net interest income after provision for loan losses	55,647	47,295	43,366

Non-interest income:
Mortgage warehouse transactional fees	2,548	2,530	2,273
Bank-owned life insurance	1,123	3,599	1,061
Gain on sale of loans	644	859	1,231
Deposit fees	255	253	179
Mortgage loans and banking income (expense)	165	135	151
Gain (loss) on sale of investment securities	26	—	—
Other	733	2,044	838
Total non-interest income	5,494	9,420	5,733

Non-interest expense:
Salaries and employee benefits	17,332	15,396	13,952
FDIC assessments, taxes, and regulatory fees	4,030	3,233	3,278
Professional services	2,657	3,664	1,913
Technology, communication and bank operations	2,643	2,805	2,531
Occupancy	2,325	2,199	2,101
Loan workout	418	586	269
Other real estate owned	287	491	884
Advertising and promotion	256	368	347
Other	3,957	2,772	2,190
Total non-interest expense	33,905	31,514	27,465
Income before tax expense	27,236	25,201	21,634
Income tax expense	9,537	7,415	7,682
Net income	17,699	17,786	13,952
Preferred stock dividend	1,286	1,006	—
Net income available to common shareholders	$16,413	$16,780	$13,952

Basic earnings per common share	$0.61	$0.62	$0.52
Diluted earnings per common share	$0.57	$0.58	$0.49

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Cash and due from banks	$63,849	$53,550	$68,216
Interest-earning deposits	198,789	211,043	265,607
Cash and cash equivalents	262,638	264,593	333,823
Investment securities available for sale, at fair value	556,165	560,253	396,194
Loans held for sale	1,969,280	1,797,064	1,758,084
Loans receivable	5,907,315	5,453,479	4,337,851
Allowance for loan losses	(37,605)	(35,647)	(33,566)
Total loans receivable, net of allowance for loan losses	5,869,710	5,417,832	4,304,285
FHLB, Federal Reserve Bank, and other restricted stock	92,269	90,841	81,798
Accrued interest receivable	21,206	19,939	15,702
FDIC loss sharing receivable	—	—	3,427
Bank premises and equipment, net	12,444	11,531	11,061
Bank-owned life insurance	158,339	157,211	154,821
Other real estate owned	5,106	5,057	13,127
Goodwill and other intangibles	3,648	3,651	3,661
Other assets	88,077	70,233	53,562
Total assets	$9,038,882	$8,398,205	$7,129,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$779,568	$653,679	$670,771
Interest-bearing deposits	5,699,047	5,255,822	4,222,550
Total deposits	6,478,615	5,909,501	4,893,321
Federal funds purchased	80,000	70,000	—
FHLB advances	1,633,700	1,625,300	1,545,000
Other borrowings	86,624	86,457	85,958
Subordinated debt	108,709	108,685	108,612
Accrued interest payable and other liabilities	51,985	44,360	38,703
Total liabilities	8,439,633	7,844,303	6,671,594

Preferred stock	79,677	55,569	—
Common stock	27,567	27,432	27,356
Additional paid in capital	364,647	362,607	357,523
Retained earnings	140,924	124,511	82,373
Accumulated other comprehensive loss	(5,333)	(7,984)	(1,047)
Treasury stock, at cost	(8,233)	(8,233)	(8,254)
Total shareholders' equity	599,249	553,902	457,951
Total liabilities & shareholders' equity	$9,038,882	$8,398,205	$7,129,545

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three months ended
	March 31,		December 31,		March 31,
	2016		2015		2015
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$184,368	0.53%	$199,142	0.32%	$283,613	0.25%
Investment securities	562,459	2.64%	541,541	2.59%	406,600	2.32%
Loans held for sale	1,563,399	3.63%	1,572,068	3.31%	1,367,301	3.23%
Loans receivable	5,679,383	3.86%	5,120,113	3.88%	4,361,664	4.00%
Other interest-earning assets	80,135	4.34%	70,689	4.68%	75,068	11.80%
Total interest earning assets	8,069,744	3.66%	7,503,553	3.58%	6,494,246	3.66%
Non-interest earning assets	294,489		268,168		281,321
Total assets	$8,364,233		$7,771,721		$6,775,567

Liabilities
Total interest bearing deposits (1)	$5,476,146	0.75%	$5,170,461	0.71%	$4,121,262	0.74%
Borrowings	1,480,828	1.51%	1,292,625	1.52%	1,467,535	1.33%
Total interest bearing liabilities	6,956,974	0.91%	6,463,086	0.87%	5,588,797	0.90%
Non-interest bearing deposits (1)	777,573		714,988		708,901
Total deposits & borrowings	7,734,547	0.82%	7,178,074	0.79%	6,297,698	0.80%
Other non-interest bearing liabilities	43,677		43,358		24,542
Total liabilities	7,778,224		7,221,432		6,322,240
Shareholders' equity	586,009		550,289		453,327
Total liabilities and shareholders' equity	$8,364,233		$7,771,721		$6,775,567

Net interest margin		2.87%		2.83%		2.89%
Net interest margin tax equivalent		2.88%		2.83%		2.90%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.66%, 0.63% and 0.63% for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)

(Dollars in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015

Commercial:
Multi-Family	$3,237,855	$2,948,696	$2,134,933
Mortgage warehouse	1,988,657	1,797,753	1,717,739
Commercial & Industrial (1)	1,112,290	1,068,597	814,867
Commercial Real Estate- Non-Owner Occupied	1,052,162	956,255	943,317
Construction	103,061	87,240	66,405
Total commercial loans	7,494,025	6,858,541	5,677,261

Consumer:
Residential	268,075	274,470	292,203
Manufactured housing	110,830	113,490	121,622
Other consumer	3,474	3,708	4,101
Total consumer loans	382,379	391,668	417,926
Deferred costs and unamortized premiums, net	191	334	748
Total loans	$7,876,595	$7,250,543	$6,095,935

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)
(Dollars in thousands)	March 31,	December 31,	March 31,
	2016	2015	2015

Demand, non-interest bearing	$779,568	$653,679	$670,771
Demand, interest bearing	133,539	127,215	127,047
Savings	41,309	41,600	36,123
Money market	3,153,870	2,739,411	2,225,516
Time deposits	2,370,329	2,347,596	1,833,864
Total deposits	$6,478,615	$5,909,501	$4,893,321

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY (UNAUDITED)
	As of March 31, 2016					As of December 31, 2015					As of March 31, 2015
Loan Type	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Originated Loans
Multi-Family	$3,204,625	$—	$12,135	—%	—%	$2,903,814	$—	$12,016	—%	—%	$2,049,029	$—	$8,196	—%	—%
Commercial & Industrial (1)	1,044,325	6,838	10,058	0.65%	147.09%	990,621	2,760	8,864	0.28%	321.16%	761,193	1,852	6,025	0.24%	325.32%
Commercial Real Estate- Non-Owner Occupied	1,003,667	271	4,073	0.03%	1,502.95%	906,544	788	3,706	0.09%	470.30%	851,355	901	7,821	0.11%	868.04%
Residential	115,532	32	2,082	0.03%	6,506.25%	113,858	32	1,992	0.03%	6,225.00%	157,109	160	1,393	0.10%	870.63%
Construction	102,827	—	1,264	—%	—%	87,006	—	1,074	—%	—%	62,343	—	468	—%	—%
Other consumer	600	—	7	—%	—%	712	—	9	—%	—%	942	—	6	—%	—%
Total Originated Loans	5,471,576	7,141	29,619	0.13%	414.77%	5,002,555	3,580	27,661	0.07%	772.65%	3,881,971	2,913	23,909	0.08%	820.77%
Loans Acquired
Bank Acquisitions	202,080	6,616	7,518	3.27%	113.63%	206,971	4,743	7,492	2.29%	157.96%	137,552	7,835	9,163	5.70%	116.95%
Loan Purchases	233,468	2,357	1,875	1.01%	79.55%	243,619	2,448	1,653	1.00%	67.52%	317,580	1,047	1,559	0.33%	148.90%
Total Acquired Loans	435,548	8,973	9,393	2.06%	104.68%	450,590	7,191	9,145	1.60%	127.17%	455,132	8,882	10,722	1.95%	120.72%
Deferred Origination Fees/ Unamortized Premium/Discounts	191	—	—	—%	—%	334	—	—	—%	—%	748	—	—	—%	—%
Total Loans Held for Investment	5,907,315	16,114	39,012	0.27%	242.10%	5,453,479	10,771	36,806	0.20%	341.71%	4,337,851	11,795	34,631	0.27%	293.61%
Total Loans Held for Sale	1,969,280	—	—	—%	—%	1,797,064	—	—	—%	—%	1,758,084	—	—	—%	—%
Total Portfolio	$7,876,595	$16,114	$39,012	0.20%	242.10%	$7,250,543	$10,771	$36,806	0.15%	341.71%	$6,095,935	$11,795	$34,631	0.19%	293.61%

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS (UNAUDITED)

	For the Quarter Ended
	Q1	Q4	Q1
(Dollars in thousands)	2016	2015	2015
Originated Loans
Multi-Family	$—	$—	$—
Commercial & Industrial (1)	—	4,558	5
Commercial Real Estate- Non-Owner Occupied	—	—	—
Residential	—	—	—
Construction	—	—	—
Other consumer	3	—	(2)
Total Originated Loans	3	4,558	3
Loans Acquired
Bank Acquisitions	(458)	(215)	989
Loan Purchases	—	(21)	9
Total Acquired Loans	(458)	(236)	998
Deferred Origination Fees/Unamortized Premium/Discounts	—	—	—
Total Loans Held for Investment	(455)	4,322	1,001
Total Loans Held for Sale	—	—	—
Total Portfolio	$(455)	$4,322	$1,001

(1) Commercial & industrial loans, including owner occupied commercial real estate.